Exhibit 99.2

COGNOS INCORPORATED

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS-CANADIAN SUPPLEMENT
(in United States dollars, unless otherwise indicated, and in accordance with CDN GAAP)

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations-Canadian Supplement (“Canadian Supplement”) should be read in conjunction with our Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) included in Item 2 of this quarterly report. The Canadian Supplement should also be read in conjunction with the unaudited Consolidated Financial Statements and Notes prepared in accordance with U.S. GAAP (included in Item 1), the unaudited Consolidated Financial Statements and Notes prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) (included as exhibit 99.1) and the audited Consolidated Financial Statements and Notes included in our Annual Information Form for the fiscal year ended February 28, 2003.

The following contains forward-looking statements and should be read in conjunction with the factors set forth in the “Certain Factors That May Affect Future Results” section of the MD&A in Item 2 of this quarterly report. All dollar amounts in this Canadian Supplement are in thousands of United States dollars unless otherwise stated. The Canadian Supplement has been prepared by management to provide an analysis of the material differences between Canadian GAAP and U.S. GAAP on our financial condition and results of operations.

RESULTS OF OPERATIONS

	Three months ended November 30,		Nine months ended November 30,

	2003	2002	2003	2002

Income before taxes - U.S. GAAP	$31,214	$29,308	$73,062	$64,087
Income before taxes - Canadian GAAP	$35,338	$30,277	$83,467	$64,320
Income tax provision - U.S. GAAP	$ 6,966	$ 9,379	$18,265	$20,508
Income tax provision - Canadian GAAP	$11,412	$11,100	$29,626	$23,618
Net income per share diluted - U.S. GAAP	$0.26	$0.22	$0.60	$0.48
Net income per share diluted - Canadian GAAP	$0.26	$0.21	$0.59	$0.45

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COGNOS INCORPORATED

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS-CANADIAN SUPPLEMENT
(in United States dollars, unless otherwise indicated, and in accordance with CDN GAAP)

Acquired in-process technology

Canadian GAAP requires capitalization of the value assigned to acquired in-process technology and amortization of this value over its estimated useful life. Under U.S. GAAP, this value is written off immediately. The impact of this difference was to decrease income before taxes by $0.5 million and $1.2 million for the three months ended November 30, 2003 and November 30, 2002, respectively, compared to U.S. GAAP. For the nine-month periods ended November 30, 2003 and November 30, 2002, the impact of this difference was to decrease income before taxes by $1.5 million and $4.6 million, respectively, as compared to U.S. GAAP.

Investment tax credits

Canadian GAAP requires that investment tax credits be deducted from operating expense. Under U.S. GAAP, these amounts are deducted from the income tax provision. The impact of this difference was to increase income before taxes and the income tax provision by $4.6 million and $2.2 million for the three months ended November 30, 2003 and November 30, 2002, respectively compared to U.S. GAAP. For the nine-month periods ended November 30, 2003 and November 30, 2002, the impact of this difference was to increase income before taxes and the income tax provision by $11.9 million and $4.8 million, respectively as compared to U.S. GAAP.

Deferred income taxes related to acquired in-process technology

The above noted difference related to the capitalization of in-process technology created an additional deferred income tax liability on the Canadian GAAP balance sheet as the capitalization of the in-process technology created a temporary difference. The amortization of this balance decreased the Canadian GAAP income tax provision by $0.2 million and $0.5 million for the quarters ended November 30, 2003 and November 30, 2002, respectively as compared to U.S. GAAP. For the nine-month periods ended November 30, 2003 and November 30, 2002, the amortization of this balance decreased the Canadian GAAP income tax provision by $0.5 million and $1.7 million, respectively as compared to U.S. GAAP.

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